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                                                                      Exhibit 21

                        LIST OF SIGNIFICANT SUBSIDIARIES
                             OF CSS INDUSTRIES, INC.


Name of Subsidiary State of Incorporation

The Paper Magic Group, Inc. - Pennsylvania

Berwick Offray LLC - Pennsylvania

Cleo Inc - Tennessee

Philadelphia Industries, Inc. - Delaware

CSS Funding LLC - Delaware